SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)      December 21, 1995
                                                      (November 20, 1995)


                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact Name of Registrant as Specified in its Charter)


                                   Commission
          New Mexico               File Number 1-6986       85-0019030
 (State or Other Jurisdiction                            (I.R.S. Employer
       of Incorporation)                               Identification Number)



        Alvarado Square, Albuquerque, New Mexico                87158
        (Address of Principal Executive Offices)              (Zip Code)


                                 (505) 241-2700
              (Registrant's Telephone Number, Including Area Code)




          (Former Name or Former Address if Changed, Since Last Report)





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ITEM 5. Other Event

Ojo Line Extension ("OLE") Transmission Project

As previously reported, plans to construct the OLE transmission line, a proposed 345 Kv line connecting the existing Ojo 345 Kv line to the Norton station in northern New Mexico, had faced considerable opposition by persons concerned primarily about the environmental impacts of the project. OLE was designed to provide a needed improvement to the northern transmission system in New Mexico and to allow greater delivery of power into the Company's two largest service territories, the greater Albuquerque area and the Santa Fe/Las Vegas area. In July 1995, a New Mexico Public Utility Commission ("NMPUC") hearing examiner issued a recommended decision, recommending disapproval of the project. The Company filed exceptions to the recommended decision in August 1995. (See PART I, ITEM 2.--"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY--Transmission Issues--Ojo Line Extension ("OLE") Transmission Project" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.)

On November 20, 1995, the NMPUC issued a final order, accepting in its entirety the hearing examiner's recommendation. The Company has incurred approximately $17 million for the OLE project and has previously established accounting reserves as deemed appropriate. The Company intends to seek recovery of these costs in future appropriate proceedings; however, an additional reserve will be recorded in the fourth quarter.

On December 20, 1995, the Company filed a limited Motion for Rehearing, accepting the NMPUC's determination that the OLE routing should not be pursued but seeking reconsideration of various parts of the final order which discuss system planning and reliability matters.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Public Service Company of New Mexico
                                               (Registrant)



Date:  December 21, 1995                   /s/ Donna M. Burnett
                                    -------------------------------
                                          Donna M. Burnett
                                          Corporate Controller and
                                          Chief Accounting Officer